Non-binding voluntary Translation

Ad hoc announcement in accordance with Section 15 of the German Securities Trading Act

Confirmation and firm establishment of a request of transfer as well as the intention of Global Entertainment AG to enter into a merger agreement; determination of the cash compensation in the amount of EUR 7.35 per share

Munich, December 13, 2013 – By letter of today, Global Entertainment AG with its registered office in Munich has confirmed and specified its request pursuant to Sec. 327 a para. 1 sentence 1 German Stock Corporation Act (AktG) in conclusion with Sec. 62 para. 1 and para. 5 German Transformation Act (UmwG) to bring the shareholders’ meeting of Advanced Inflight Alliance AG to resolve on the transfer of all shares of the remaining shareholders to Global Entertainment AG against payment of a reasonable cash compensation. Further, Global Entertainment AG has also confirmed its intention to enter into a merger agreement in order to merge Advanced Inflight Alliance AG into Global Entertainment AG and to squeeze out any minority shareholders in this connection. Global Entertainment AG still holds more than 90 % of the share capital in Advanced Inflight Alliance AG.

Global Entertainment AG has conveyed that the reasonable cash compensation to be paid to the minority shareholders to be squeezed out in accordance with Sec. 327a para. 1 sentence 1 German Stock Corporation Act (AktG) in conclusion with Sec. 62 para. 1 and para. 5 German Transformation Act (UmwG) shall amount to EUR 7.35 per share in Advanced Inflight Alliance AG.

The management board of Advanced Inflight Alliance AG intends to conclude the merger agreement between Global Entertainment AG and Advanced Inflight Alliance AG within a short time. The shareholders’ meeting of Advanced Inflight Alliance AG to pass the transfer resolution will probably take place on February 21, 2014.

Advanced Inflight Alliance AG

The Management Board

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